Exhibit 21

SUBSIDIARIES OF YESDTC HOLDINGS, INC.

The following is a list of subsidiaries of YesDTC Holdings, Inc.:

Subsidiary	Jurisdiction of Organization
YesDTC, Inc.	Delaware